EXHIBIT 12.1

                           Covanta Energy Corporation
  Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements
                                     (000s)

                                                          Nine Months
                                                             Ended                   Years Ended December 31,
                                                             Sep-01       2000       1999      1998      1997       1996
Earnings as Defined in Regulation S-K:  (A)
  Net income (loss) from continuing operations (B)             $17,711   ($85,621)  ($36,290)  $37,248   $36,787    $39,081
  Income taxes (C)                                              15,793    (34,149)    (6,917)   21,557    21,715     27,255
  Minority interests                                             4,728      4,781      6,176     4,053     1,823     (1,083)
  Fixed charges                                                125,881    162,319    154,433   154,331   150,199    154,609
  Amortization of capitalized interest                           1,649      2,199      2,199     2,199     2,199      2,199
  Distributed income of equity investees                        24,257      9,459     12,459     8,479    45,749
                                                           -----------------------------------------------------------------
   Subtotal                                                    190,019     58,988    132,060   227,867   258,472    222,061
  Less:
  Equity income in equity investees                             19,528     24,088     13,005    19,340     1,784      3,569
  Capitalized interest                                           4,545      2,285      3,158     2,590     1,775        485
  Minority interest of subsidiaries with no fixed charges          569        669      2,058       988
                                                           -----------------------------------------------------------------
   TOTAL EARNINGS                                             $165,377    $31,946   $113,839  $204,949  $254,913   $218,007
                                                           -----------------------------------------------------------------


Fixed Charges as Defined in Regulation S-K:  (D)
  Interest expense (E)                                        $100,104   $130,933   $125,917  $129,536  $128,314   $134,076
  Amortization of debt issuance costs                            5,260      8,062      7,258     8,095     7,105      7,309
  Capitalized interest                                           4,545      2,285      3,158     2,590     1,775        485
  Interest factor in operating lease expense                    15,972     21,039     18,100    14,110    13,005     12,739
                                                           -----------------------------------------------------------------
   TOTAL FIXED CHARGES                                        $125,881   $162,319   $154,433  $154,331  $150,199   $154,609
                                                           -----------------------------------------------------------------


PREFERRED DIVIDENDS (F)                                            $83        $97       $169      $219      $237       $277
                                                           -----------------------------------------------------------------

TOTAL FIXED CHARGES & PREFERRED DIVIDENDS                     $125,964   $162,416   $154,602  $154,550  $150,436   $154,886
                                                           -----------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                1.31       0.20       0.74      1.33      1.70       1.41
                                                           =================================================================

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS                                1.31       0.20       0.74      1.33      1.69       1.41
                                                           =================================================================


Notes:

(A) The term "earnings" shall be defined as income from continuing operations before income taxes and adjustment for minority interests, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, less equity income in equity affiliates, capitalized interest and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

(B) Excludes income (loss) from discontinued operations, and cumulative effect of change in accounting principle recorded in 1999.

(C) Includes State income taxes and Federal income taxes on continuing operations, and excludes taxes applicable to the cumulative effect of change in accounting principle recorded in 1999.

(D) Fixed charges consist of interest expense on all indebtedness of continuing operations, including that interest included in debt service expense in the Company's consolidated financials statements, amortization of deferred financing costs, capitalized interest and the portion of lease rental expense that is representative of the interest factor.

(E) Excludes interest expense from discontinued operations.

(F) Preferred dividends includes the amount of preferred dividends divided by (1 minus the effective income tax rate applicable to continuing operations).